Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement (Form S-1) pertaining to the registration of 19,333,334 shares of common stock of JPAK Group, Inc., of our report dated September 9, 2008 (Except for Note 18 and 19 as to which the date is December 11, 2008) with respect to the financial statements of JPAK Group, Inc. for the years ended June 30, 2008 and 2007, and our report dated April 28, 2009 with respect to the financial statements of JPAK Group, Inc. for the quarters ended March 31, 2009 and 2008. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Partizio & Zhao, LLC

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
June 5, 2009